Exhibit 4.1

In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule dated as of November 1, 2023 listing the parties that have executed a separate Warrant to Purchase Class A Common Stock on the form of warrant that follows and details in which the omitted executed warrants differ from the form of warrant that follows:

Warrantholder	Number of Shares
Goldman Sachs & Co. LLC	350,000
TAO Finance 1, LLC	462,836
TCS Finance (A), LLC	74,168
TCS Finance 1, LLC	58,105
Redwood IV Finance 1, LLC	198,370
==================================================================

FORM OF WARRANT TO PURCHASE CLASS A COMMON STOCK

NONE OF THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS.

THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH HEREIN AND IN THE AGREEMENTS CONTEMPLATED HEREBY, INCLUDING THE TRANSFER RESTRICTIONS AGREEMENT, DATED AS OF APRIL 17, 2020, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO HEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THIS INSTRUMENT, THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH THIS INSTRUMENT AND SUCH AGREEMENTS WILL BE VOID. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED SALE OR TRANSFER IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT No. [__]
to purchase
________ Shares of Class A Common Stock
Airbnb, Inc.
a Delaware Corporation

Issue Date: [Insert Date]

1.Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
“Adjustment Factor” has the meaning given to such term in Section 12(ii).
“Affiliate” has the meaning given to such term in the Investor Rights Agreement.
“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Corporation and the Warrantholder. Each of the Corporation, on the one hand, and the Warrantholder, on the other hand, shall bear their own costs and expenses in connection with any Appraisal Procedure, including costs and expenses of their respectively appointed appraiser and counsel, if any; provided, that the costs of any third appraiser in connection with conducting any Appraisal Procedure shall be borne equally by the Corporation and the Warrantholder.
“Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which the banking institutions in the State of New York or the State of California are authorized or required by law or other governmental action to close.
“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
“Class A Common Stock” means the Corporation’s Class A Common Stock, $0.0001 par value per share.
“Class B Common Stock” means the Corporation’s Class B Common Stock, $0.0001 par value per share.

“Class C Common Stock” means the Corporation’s Class C Common Stock, $0.0001 par value per share.
“Class H Common Stock” means the Corporation’s Class H Common Stock, $0.0001 par value per share.
“Common Stock” means shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class H Common Stock.
“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
“Corporation” means Airbnb, Inc., a Delaware corporation.
“Deemed Liquidation Event” means each of the following events:
a)a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided, that, for the purpose of this definition, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or
b)the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Corporation.
“Derivative Securities” has the meaning given to such term in the Investor Rights Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Exempted Securities” means:
a)shares of Common Stock or Options to acquire shares of Common Stock (net of repurchase, cancellations, terminations or such shares or Options) issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;
b)shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of

Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
c)shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction, entered into for primarily non-equity financing purposes, approved by the Board of Directors;
d)shares of Common Stock, Options or Convertible Securities issued (A) pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets, (B) in exchange for the hiring of employees of such other corporation or entity by the Corporation, or (C) pursuant to any other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;
e)shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, entered into for primarily non-equity financing purposes, approved by the Board of Directors;
f)shares of Common Stock issued or issuable in a public offering;
g)shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock or Class H Common Stock;
h)shares of Common Stock issued to any charitable organization; and
i)shares of Class H Common Stock issued to a subsidiary of the Corporation.
“Exercise Price” means $28.355.
“Expiration Time” has the meaning set forth in Section 3.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof and the Warrantholder and the Corporation are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder’s objection.
“Governmental Entities” means any Federal, state, foreign or other court or administrative body or agency or any other regulatory or self-regulatory body.
“Investor Rights Agreement” means the Amended and Restated Investors’ Rights Agreement of the Corporation, dated July 28, 2016, as amended, restated, supplemented or modified from time to time in accordance with its terms.
“Major Investor” has the meaning given to such term in the Investor Rights Agreement.
“Market Price” means, with respect to the Class A Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Class A Common Stock on the New York Stock Exchange or the NASDAQ Stock Market, as applicable, on such day. If the Class A Common Stock is not traded on the New York Stock Exchange on any date of determination, the Market Price of the Class A Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock is so listed or quoted, or, if no closing sale price is reported, the last previously-reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock is so listed or quoted, or if the Class A Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Class A Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Class A Common Stock on that date shall mean the Fair Market Value per share as determined in good faith by the Board of Directors. For the purposes of determining the Market Price of the Class A Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or the NASDAQ Stock Market, as applicable, or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
“New Securities” has the meaning given to such term in the Investor Rights Agreement.
“Options” means rights, options, restricted stock units, shares of restricted stock, stock appreciation rights, phantom stock units or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
“Original Warrants” means [ ].

“Per Share Fair Market Value” has the meaning set forth in Section 12(iii).
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Pre-Issuance Exercise Price” has the meaning given to such term in Section 12(ii).
“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer, in the case of both (A) and (B), available to substantially all holders of Common Stock, whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Corporation under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Purchase that is not a tender or exchange offer.
“Regulatory Approvals” means, with respect to the Warrantholder, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for shares of Class A Common Stock and to own such Class A Common Stock without the Warrantholder being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting periods under, the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Restated Certificate” means the Restated Certificate of Incorporation filed by the Corporation in connection with the closing of its initial public offering of Class A common stock under the Securities Act of 1933, as amended.
“ROFR and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement of the Corporation, dated July 28, 2016, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Shares” has the meaning set forth in Section 2.
“Stock Split” has the meaning set forth in Section 2.
“Transfer Restrictions Agreement” means the Transfer Restrictions Agreement, each dated April 17, 2020, by and between the Corporation and TAO Finance 1, LLC, Redwood IV Finance 1, LLC, TCS Finance (A), LLC, and TCS Finance 1, LLC, as amended, restated, supplemented or modified from time to time in accordance with their terms.

“Warrant” means this Warrant No. [_].
“Warrantholder” has the meaning set forth in Section 2.
2.Number of Shares; Exercise Price. The Corporation and the Warrantholder (as defined below) hereby acknowledge that on October 26, 2020, the Corporation effected a 2-for-1 stock split with respect to its issued and outstanding shares of common stock and preferred stock (the “Stock Split”), and as a result, for value received [ ], or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth herein, to acquire from the Corporation, in whole or in part, at any time after the date hereof, up to an aggregate of [ ] fully paid and nonassessable shares of Class A Common Stock at a purchase price per share of Class A Common Stock equal to the Exercise Price. The number of shares of Class A Common Stock (the “Shares”) for which the Warrant is exercisable is subject to adjustment as provided herein, and all references to “Class A Common Stock” and “Shares” herein shall be deemed to include any such adjustment or series of adjustments. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Deemed Liquidation Event or other transaction by the Corporation, such exercise may at the election of the Warrantholder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction. The Corporation hereby represents and warrants that as of December 14, 2020, there has not occurred any event of the type that would require an adjustment to the Exercise Price or the number of Shares issuable upon exercise of this Warrant pursuant to Section 12 of the Warrant other than (1) the Stock Split and (2) any event in respect of which the applicable subsection of Section 12 of the Warrant has been waived in accordance with Section 18 of the Warrant.
3.Exercise of Warrant; Term.
(i)Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time after the date hereof, but in no event later than 5:00 p.m., New York City time, April 17, 2030 (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 888 Brannan Street Suite 4 San Francisco, CA 94103 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (B) payment of the Exercise Price in accordance with Section 3(ii).
(ii)The payment of the Exercise Price may be made, at the election of the Warrantholder, (A) by tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation or (B) on a “cashless basis,” by surrendering Shares for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Shares surrendered, multiplied by the difference between the Exercise Price and the Market Price by (b) the

Market Price; provided, that, if the difference between the Exercise Price and the Market Price is equal to zero or a negative number (i.e., the Exercise Price is greater than the Market Price), then the Warrant holder shall not be entitled to receive any Shares pursuant to a “cashless” exercise in accordance with this Section 3(ii). [For the avoidance of doubt, for purposes of clause (x) above, the phrase “number of Shares surrendered” shall mean the number of Shares as to which this Warrant is so exercised.]

(iii)If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Corporation within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised. Notwithstanding anything in this Warrant to the contrary, the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals.

4.Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names, subject to compliance with Section 8, as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed two Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, income and franchise taxes incurred by the Warrantholder in connection with the exercise of the Warrant or taxes incurred by the Warrantholder in respect of any transfer of Shares occurring contemporaneously therewith). The Corporation agrees that the Shares so issued will be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Corporation may then be closed or certificates representing such Shares may not be actually delivered on such date. The Corporation will at all times reserve and keep available, out of its authorized but unissued Class A Common Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Class A Common Stock issuable upon exercise of this Warrant, and will not take or permit any action that would result in an increase in the number of Shares issuable upon exercise of this Warrant without first properly authorizing and reserving any additional shares of Class A Common Stock necessary to comply with this Section 4. The Corporation will use its reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded, and, to the extent such Shares are listed or traded, to cause the Shares issuable upon exercise of this Warrant, as soon as reasonably practical after such exercise, to be listed on any such securities exchange. The Corporation and the Warrantholder will reasonably cooperate to take such other actions as are necessary to obtain any Regulatory Approvals or other approvals or authorizations of any Governmental Entities applicable to Warrantholder’s exercise of its rights hereunder, including those applicable to the Corporation with respect to the issuance of the Shares. Before taking any action which would cause an adjustment pursuant to Section 12 to reduce the Exercise Price below the then par value (if any) of the Class A Common Stock, the Corporation shall take any and all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at the Exercise Price as so adjusted.
5.No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to (i) the Market Price of one share of Class A Common Stock on the last trading day preceding the date of exercise less the Exercise Price for one such share, multiplied by (ii) the relevant fraction.

6.No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Corporation prior to the date of exercise hereof. The Corporation will at no time close its transfer books in any manner which interferes with the timely exercise of this Warrant.
7.Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.
8.Transfer/Assignment.
(i)Subject to compliance with clauses (ii) and (iii) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, by the registered holder hereof in person or by duly authorized attorney. Following any transfer that is permissible in accordance with the Transfer Restrictions Agreements, the Warrantholder shall provide the Corporation notice thereof and, if the Warrantholder requests, a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Corporation.
(ii)Notwithstanding anything herein to the contrary, this Warrant and all rights hereunder, and any Shares issued upon exercise of this Warrant, are subject to the applicable restrictions on transfer and other provisions as set forth in the Transfer Restrictions Agreements, which TAO Finance 1, LLC, TCS Finance (A), LLC, Redwood IV Finance 1, LLC, TCS Finance 1, LLC and the Corporation executed and delivered in connection with the issuance of the Original Warrants.

(iii)If and for so long as required by the Transfer Restrictions Agreements, this Warrant and any Shares issued upon exercise of this Warrant shall contain a legend in the form required by and as set forth in the Transfer Restrictions Agreements.
9.Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Corporation and without payment of any charge, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
10.Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.
11.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
12.Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 12 is applicable to a single event and the application of more than one subsection would result in duplication of the appropriate adjustment from such event, the Adjustment Notice (as defined below) shall so indicate and the Warrantholder shall elect by written notice to the Corporation which subsection of this Section 12 shall apply, with the Corporation and the Warrantholder bound by the Warrantholder’s election:
(i)Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder, effective as of the close of business on such date, shall be entitled to receive, upon exercise of this Warrant, the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
(ii)Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock) (collectively, “convertible securities”) (other than in a Permitted Transaction or a transaction to which subsection (i) of this Section 12 is applicable) at a price per share (or having a conversion or exercise price per share) that is less than the Exercise Price in effect immediately prior to such issuance of such shares (or such convertible securities) (the “Pre-Issuance Exercise Price”) then, in such event, (A) there shall be calculated a fraction (I) the denominator of which shall be the sum of (x) the number of shares of
Common Stock of the Corporation outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (II) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date and (2) the number of shares of Common Stock which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Pre-Issuance Exercise Price (such fraction, the “Adjustment Factor”); and (B) the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Pre-Issuance Exercise Price by the Adjustment Factor. For the avoidance of doubt, no adjustment shall be implemented under this subsection unless the Adjustment Factor is less than 1.0. For purposes of the foregoing calculations, all shares of Common Stock issuable upon exercise of Options (as defined in the Restated Certificate) outstanding immediately prior to such issuance or upon conversion or exchange of Convertible Securities (as defined in the Restated Certificate) (including the Preferred Stock (as defined in the Restated Certificate)) outstanding(assuming exercise of any outstanding Options (as defined in the Restated Certificate) therefor) immediately prior to such issuance shall be treated as outstanding shares of Common Stock.

For purposes of the foregoing, (a) “Permitted Transactions” shall mean issuances of Exempted Securities; and (b) in the case of the issuance of shares of Common Stock or convertible securities without consideration, the consideration shall be deemed to be the par value per share of Class A Common Stock. Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance.
Upon the expiration or termination of any unexercised, unconverted or unexchanged convertible security (or portion thereof) the issuance of which resulted in an adjustment pursuant to this Section

12(ii), the number of Shares issuable upon exercise of this Warrant and the Exercise Price shall be recalculated assuming such convertible security (or portion thereof) had never been issued and such adjustment so recalculated shall become effective immediately upon the date of such expiration or termination.
(iii)Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends or distributions referred to in Section 12(i)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades without the right to receive such distribution, minus the amount of cash or publicly traded securities or the Fair Market Value of any non-publicly traded securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(iv)Certain Repurchases of Common Stock. In case the Corporation effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(v)Deemed Liquidation Event. In the event the Corporation is a party to any Deemed Liquidation Event, the Corporation shall give the Warrantholder at least 10 days’ advance written notice (each, a “Transaction Notice”) of the anticipated date for such Deemed Liquidation Event. If the Corporation has delivered a Transaction Notice and the Warrantholder has not elected to exercise this Warrant under Section 3 in connection with such Deemed Liquidation Event, or if the Expiration Time is set to occur prior the consummation of such Deemed Liquidation Event, then upon the effective date of, and immediately prior to, the consummation of such Deemed Liquidation Event or immediately prior to such Expiration Time, as applicable, this Warrant shall be automatically deemed to be exercised in full on a “cashless basis” pursuant to and in accordance with Section 3(ii) (provided, that the Market Price of one share of Class A Common Stock shall be deemed to be equal to the applicable aggregate consideration in respect of one share of Class A Common Stock that is payable upon the closing of such Deemed Liquidation Event (based on the amount of any such consideration in the form of cash or publicly traded securities and the Fair Market Value of any such consideration in the form of non-publicly traded securities or other property or assets)); provided, that if, at such time such applicable aggregate consideration in respect of one share of Class A Common Stock is less than the Exercise Price, then this Warrant shall instead cease to be exercisable and shall terminate in full for no consideration.

(vi)Liquidation. In the event of any dissolution, liquidation or winding-up, whether voluntary or involuntary, of the Corporation, or if any other dissolution of the Corporation by operation of law is effected, then each Warrantholder shall be entitled to receive any applicable distributions with respect to its Warrant on an equal basis with the holders of Class A Common Stock, as if such Warrant had been exercised immediately prior to such event, less the aggregate applicable Exercise Price. Nothing in this subsection (vi) shall have the effect of requiring a Warrantholder to make any actual payment to the Corporation.

(vii)Certain Events. If any event of the type contemplated by the provisions of this Section 12 but not expressly provided for by such provisions occurs, then the Corporation shall make an appropriate adjustment in the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Warrantholder in a manner consistent with the provisions of this Section 12; provided, that no such adjustment pursuant to this Section 12(vii) shall decrease the number of Shares issuable pursuant to this Warrant.

(viii)Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundred thousandth (1/100,000th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than the greater of $0.01 or one-ten thousandth (1/10,000th) of a share of Class A Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10,000th of a share of Class A Common Stock, or more.

(ix)Timing of Issuance of Additional Class A Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Class A Common Stock; provided, however, that the Corporation upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(x)Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares or type of other securities or property into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be provided to each Warrantholder in the manner described in Section 19.

(xi)Notice of Adjustment Event. In the event that the Corporation shall (x) propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall in any such case give prior written notice (an “Adjustment Notice”) to the Warrantholder, in the manner set forth in Section 19, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place, and a description of such action in reasonable detail. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any such action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed (provided that, with respect to any applicable stock split, subdivision, reclassification of combination described in Section 12(i), such notice shall be given on the date so fixed), and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(xii)Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Corporation shall take any action which may be necessary, including obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock or other securities or property that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

(xiii)Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Class A Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Class A Common Stock.

13.[Reserved.][Letter Agreement. In connection with the issuance of the Original Warrant, an affiliate ofthe Warrantholder, TCS Finance (A), LLC (“TCS Finance (A)”) and the Corporation have executed and delivered a letter agreement, dated as of April 6, 2020 (as amended, restated, supplemented or modified from time to time, the “Letter Agreement”), pursuant to which, among other things, the Warrantholder TCS Finance (A) and the Corporation executed and delivered amendments to the Investor Rights Agreement and ROFR and Co-Sale Agreement, providing that TCS Finance (A), and the

Warrantholder, as an Affiliate of TCS Finance (A), may, in certain circumstances, be deemed to be, and may, in certain circumstances, have the rights and obligations of, (i) a “Major Investor” for purposes of the Investor Rights Agreement and (ii) an “Investor” (as defined in the ROFR and Co-Sale Agreement) for purposes of the ROFR and Co-Sale Agreement, in each case upon the terms and subject to the conditions set forth in such amendments, as applicable.]

14.No Impairment. Except for any action that may be taken by the Corporation with the requisite consent of the Major Investors, the Investors (as defined in the Investor Rights Agreement) and/or the Investors (as defined in the ROFR and Co-Sale Agreement), the Corporation shall not, by amendment of its Restated Certificate, Bylaws or any of its other governance documents (including but not limited to the Investor Rights Agreement, the ROFR and Co-Sale Agreement and other agreement governing the rights and obligations of shareholders of the Corporation), or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Warrantholder in order to protect the exercise rights of the Warrantholder, consistent with the terms of this Warrant.
15.Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the exclusive personal jurisdiction of the State or Federal courts in the State of Delaware, (b) that exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of Delaware, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 19 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to this Warrant.
16.Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.
17.Equitable Relief. Each party hereto acknowledges that a breach or threatened breach by it of any of its obligations under this Warrant would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
18.Amendments. This Warrant may be modified or amended and the observance of any term of this Warrant may be waived, in each case, only with the written consent of the Corporation and the Warrantholder. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
19.Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Corporation, to:
Airbnb, Inc.

888 Brannan Street
San Francisco, CA 94103
Attention: General Counsel
Email:  ***[ ]

with a copy to (which copy alone shall not constitute notice):
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: William Brentani; Fred de Albuquerque
Email: ***[ ]; [ ]

If to the Warrantholder, to such holder’s name and address as shall appear on the Corporation’s register for the Warrants, which if and so long as the Warrantholder is TCS Finance (A), LLC, shall be:

***
[____________]

With a copy to

(which copy alone shall not constitute notice)

[____________]

20.Entire Agreement. This Warrant and the forms attached hereto, the Transfer Restrictions Agreement, the Investor Rights Agreement, and the ROFR and Co-Sale Agreement [and the Letter Agreement], together with the schedules, exhibits, annexes, certificates and other documents referenced in each of the foregoing, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Form of Notice of Exercise]
Date:
TO:    Airbnb, Inc.
RE:    Election to Purchase Class A Common Stock
The undersigned, pursuant to the provisions set forth in the attached Warrant to Purchase Class A Common Stock, hereby elects to exercise the right, represented by such Warrant, to purchase the number of shares of the Class A Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of such Warrant, hereby tenders payment of the aggregate Exercise Price for such shares of Class A Common Stock [by electing to pay the Exercise Price on a “cashless basis” as described by Section 3(ii)]. The undersigned requests that a certificate for such shares of Class A Common Stock issuable upon this exercise of such Warrant be registered in the name of _________________, whose address is __________[, and that such certificate be delivered to _____________.] If said number of shares of Class A Common Stock is less than all of the Class A Common Stock purchasable under such Warrant, a new warrant evidencing the remaining shares of Class A Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.
Number of Shares of Class A Common Stock:
Aggregate Exercise Price:
Holder:
By:
Name:
Title:

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.
Airbnb, Inc.
By:
Name:
Title:
Attest:
By:
Name:
Title:

[Signature Page to Warrant]

                 Agreed and Acknowledged:

[WARRANTHOLDER]

By:
Name:
Title:

[Signature Page to Warrant]